INVESTOR CONTACT
Bruce R. Foster
4Kids Entertainment, Inc.
(646) 822 – 4258
bfoster@4kidsent.com

4Kids Entertainment Files for Bankruptcy Under Chapter 11
Company To Reorganize

NEW YORK (April 6, 2011) – 4Kids Entertainment, Inc. (Pink Sheets: KIDE), the global children’s entertainment and merchandise licensing company, announced today that it has filed a petition in bankruptcy for relief under Chapter 11 of the U.S. Bankruptcy Code. The bankruptcy filing in the U.S. Bankruptcy Court for the Southern District of New York also covers all of the domestic wholly-owned 4Kids subsidiaries. 4Kids Entertainment International, Ltd., the Company’s subsidiary based in London England, is not part of the bankruptcy filing.

In conjunction with the Chapter 11 filing, 4Kids also filed a variety of first day motions that will allow the Company to continue to manage operations in the ordinary course.

"We want to assure our clients, business partners and licensees that during the pendency of the bankruptcy, 4Kids will continue to provide the same level of service and dedication that it has in the past," said Michael Goldstein, interim Chairman of 4Kids Entertainment, Inc. "The Company will also continue to explore its strategic alternatives, including, the possible sale of the business or reorganization as a stronger and more focused company,".

The 4Kids bankruptcy filing automatically “stays” the lawsuit filed by the licensors of the Yu-Gi-Oh! property, Asatsu-DK Inc (“ADK”) and TV Tokyo Corporation, (collectively, the “Licensors”) on March 24, 2011 against 4Kids, until such time as the Court may order otherwise.

"We have made every effort to reach agreement with the Licensors," said Goldstein. "When the Company did not receive a positive response from Licensors to its settlement proposal, the Board of Directors was left with little choice but to authorize the filing of a bankruptcy petition under Chapter 11 in order to best preserve the business and assets of 4Kids Entertainment. We continue to believe that the purported termination of the Yu-Gi-Oh! Agreement was wrongful and that 4Kids’assessment of the audit claims will be vindicated in court. If the Court rules in favor of the Company, 4Kids will pursue the full measure of damages for the significant injury the Licensors have caused to the business of 4Kids," concluded Goldstein.

4Kids is represented in its bankruptcy filing by its long standing outside counsel, Kaye Scholer LLP.

About 4Kids Entertainment, Inc.
With U.S. headquarters in New York City, and international offices in London, 4Kids Entertainment, Inc. (Pink Sheets: KIDE) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products.

Through its subsidiaries, 4Kids produces animated television series and films, distributes 4Kids’ produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids’ owned or represented properties, operates Websites to support 4Kids’ owned or represented properties. Additionally, the Company programs and sells the national advertising time in “TheCW4Kids” five-hour Saturday morning block on The CW television network.

Additional information is available on the www.4KidsEntertainment.com corporate Website and at the www.4Kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company's properties and other factors could cause actual results to differ materially from the Company's expectations.